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                                                                    EXHIBIT 4.13

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

                                 [FACE OF NOTE]

CUSIP No. [             ]
ISIN No. [             ]

               9 3/4% [Series A] [Series B] Senior Notes due 2013
No. ___                                                      $____________
                            EAGLEPICHER INCORPORATED

promises to pay to ____________________________________________________________
or registered assigns,

the principal sum of __________________________________________________________
Dollars on September 1, 2013.

Interest Payment Dates:  March 1 and September 1

Record Dates:  February 15 and August 15

                             EAGLEPICHER INCORPORATED

                             By: _____________________________________________
                                Name:
                                Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

Dated:  _____________, ____

Wells Fargo Bank, National Association, as Trustee

By:    __________________________________
       Authorized Signatory

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                                 [BACK OF NOTE]

                  9 3/4% [SERIES A] [SERIES B] SENIOR NOTES DUE 2013

         Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

         Interest. EaglePicher Incorporated, an Ohio corporation (the "Company"), promises to pay interest on the principal amount of this Note at 9 3/4% per annum from August 7, 2003 until maturity and shall pay the Additional Interest payable pursuant to Section 4 of the Registration Rights Agreement referred to below. The Company will pay interest and Additional Interest semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be March 1, 2004. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in
Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Interest, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least ten Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

         AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

         INDENTURE. The Company issued the Notes under an Indenture dated as of August 7, 2003 ("Indenture") between the Company, the Guarantors listed on the signature page therein (the "Guarantors") and the Trustee. The terms of the Notes include those stated in the Indenture and those made part

                                     A-1-2

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of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15
U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Initial Notes are obligations of the Company limited to $250.0 million in aggregate principal amount.

         OPTIONAL REDEMPTION.

         (a) Except as set forth in clause (b) below, the Company shall not have the option to redeem the Notes pursuant to this paragraph prior to September 1, 2008. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on September 1 of the years indicated below:

Year                                             Percentage
----                                             ----------
2008........................................     104.875%
2009........................................     103.250%
2010........................................     101.625%
2011 and thereafter.........................     100.000%

         (b) Notwithstanding the provisions of clause (a) above, at any time on or prior to September 1, 2006, the Company may on one or more occasions redeem up to an aggregate of 35% of the principal amount of Notes issued under the Indenture at a redemption price equal to 109.75% of the principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date with the net cash proceeds of one or more Equity Offerings of the Company to the extent the net cash proceeds thereof are contributed to the Company as a capital contribution to the common equity of the Company; provided, however, that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such Equity Offering.

         MANDATORY REDEMPTION.

         The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

         REPURCHASE AT OPTION OF HOLDER. Upon the occurrence of a Change of Control, the Company shall be required to make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

         NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

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

         DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the succeeding Interest Payment Date.

         PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

         AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Note Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Note Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article II of the Indenture (including the related definitions) in a manner that does not materially adversely affect any Holder; to provide for the assumption of the Company's obligations to the Holders of the Notes in the case of a merger or acquisition by a successor to the Company pursuant to
Article V of the Indenture; to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture); to make any change that would that does not materially adversely affect the legal rights hereunder of any Holder of the Notes; or to comply with requirements of the SEC in order to effect or maintain the qualification of this Agreement under the Trust Indenture Act.

         DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption, upon purchase, upon acceleration or otherwise; (iii) failure by the Company to comply with any of its agreements or covenants described under Section 4.15 or
5.01 of the Indenture; (iv) failure by the Company for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to comply with certain other agreements in the Indenture; (v) default under certain other agreements relating to an aggregate amount of Indebtedness of the Company equal to or exceeding $10.0 million which default results in, among other things, the acceleration of such Indebtedness prior to its express maturity; (vi) certain final judgments for the payment of money in excess of $10.0 million in the aggregate that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and (viii) except as permitted by the Indenture, any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under such Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or

                                     A-1-4

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notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium and Additional Interest, if any, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

         TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

         NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Guarantees.

         AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

         ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

         ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of August 7, 2003, between the Company and the parties named on the signature pages thereof (the "Registration Rights Agreement").

         CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

                                     A-1-5

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         The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.
Requests may be made to:

                  EaglePicher Incorporated
                  11201 North Tatum Boulevard
                  Suite 110
                  Phoenix, Arizona  85028
                  Attention:  David Krall, Esq.

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